Exhibit 10.10

October 6, 2015

Mark Bodmer, Ph.D.

XXXXXX

XXXXXX

XXXXXX

XXXXXX

Re: Employment by Evelo Therapeutics, Inc.

Dear Mark:

Evelo Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as President, Research and Development & Chief Scientific Officer. It is understood that you will be employed by the Company in such capacity or such other capacity as may be mutually agreed upon by the Company and you from time to time. This offer letter is subject to and will become effective only upon your obtaining authorization to work in the United States and commencing employment with the Company. Your effective date of hire as a regular, full-time employee is anticipated to be April 8, 2016 pending necessary INS approvals.

Your compensation for this position will be at the rate of $350,000 per year. Your base salary will be paid semi-monthly in equal installments and in accordance with the Company’s payroll practices and procedures

You will also be eligible to receive an annual bonus of up to 35% of your base salary determined at the sole discretion of the Board and based upon both the Company’s performance and your individual performance. Bonuses are intended to retain valuable Company employees, and a bonus is not payable unless you are an employee of the Company on the date that such bonus is scheduled to be paid. Any such bonus paid for 2015 performance will be prorated for the portion of the year worked.

In order to assist with the expenses associated with your temporary and permanent relocation to the Boston area, the Company will provide the following assistance:

•	an allowance of $5,000 per month for temporary living and travel costs for up to twenty four months after the start of your employment;

•	payment for the legal and administrative costs associated with the submission of an O-1 visa application on your behalf; and

•	up to $10,000 reimbursement in each of your first two years of employment for documented tax advisory services associated with your transition to United States federal tax law and Massachusetts state tax law

In addition to your cash compensation, I will ask the Board of Directors of the Company (the “Board”) to grant you a stock option to purchase 750,000 shares of common stock of the Company for a price per share equal to the fair market value of the common stock on the date of grant as determined by the Board. This option will vest quarterly, over a four-year period beginning on your first date of employment, subject to a one-year cliff. In all respects, these options will be governed by a Stock Incentive Plan and applicable Stock Option Agreement.

I will also ask the Board to grant you options to purchase an additional 150,000 shares of common stock of the Company for a price per share equal to the fair market value of the common stock on the date of grant as determined by the Board (the “Milestone Grant”). The vesting of 75,000 shares of the Milestone Grant will not commence until the completion of a major strategic transaction by the Company before the end of 2017, as determined by the Board (the “Strategic Transaction), and will vest in equal monthly installments from the date of completion of the Strategic Transaction until the fourth anniversary of your first date of employment. The vesting of the remaining 75,000 shares of the Milestone grant will not commence until the initiation of a Phase 1 proof-of-concept clinical trial by the Company prior to the end of 2017, as determined by the Board (the “Clinical Trial”), and will vest in equal monthly installments from the date of initiation of the Clinical Trial until the fourth anniversary of your first date of employment. In all respects, these options will be governed by a Stock Incentive Plan and applicable Stock Option Agreement. If either or both of the Strategic Transaction milestone or the Clinical Trial milestone are not achieved by December 31, 2017, the corresponding portion of the Milestone Grant will be cancelled.

You will be eligible to participate in the Company’s standard benefit programs, including holidays, 15 days of vacation, medical insurance, dental insurance, and life insurance. Initial benefits are described in the Benefits Summary, a copy of which is enclosed. These benefit programs will be developed, and details concerning them will be provided to you as they become available.

As a condition of your employment, you must sign and abide by the Company’s standard Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Proprietary Information Agreement”), a copy of which is enclosed. As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you.

Your normal place of work will initially be 790 Memorial Drive, 3rd Floor, Cambridge, Massachusetts 02139; however, it is understood that the Company may change your normal place of work according to the Company’s future needs.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form 1-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This Letter, along with the Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

Please indicate your acceptance of this offer by signing and dating this letter and returning it by October 9, 2015.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Evelo Therapeutics, Inc.

/s/ Simba Gill
Simba Gill, Ph.D.
President and Chief Executive Officer

Accepted and Agreed:

/s/ Mark Bodmer

Date: 9 October 2015